EXHIBIT 99.1

[LOGO OF UNITED PANAM FINANCIAL, CORP.]

News Release

Contact:	Garland W. Koch
Chief Financial Officer
United PanAm Financial Corp.
949.224.1917
e-mail: gwkoch@upfc.com
Cecilia A. Wilkinson
Pondel/Wilkinson Group
310.207.9300
e-mail: investor@pondel.com

FOR IMMEDIATE RELEASE

UNITED PANAM FINANCIAL CORP FILES A REGISTRATION STATEMENT FOR A

SECONDARY OFFER OF ITS COMMON SHARES BY A SELLING SHAREHOLDER

Newport Beach, California Nov. 13, 2003 — United PanAm Financial Corp. (Nasdaq: UPFC) announced today that it has filed a registration statement with the Securities and Exchange Commission with respect to a proposed public offering of 2,200,000 shares of common stock. The shares to be sold are offered by a selling shareholder. The number of outstanding shares of the Company will not increase as a result of this proposed offering.

The selling shareholder is an entity formed by a partnership that is currently the Company’s largest shareholder. The partnership invested in the Company in 1994 and, since that time, has not sold any of its shares in the Company. The partnership will commence a winding-up on December 31, 2003, and this public offering is part of the orderly distribution of the shares in the Company it holds.

The lead manager of the offering is JMP Securities LLC, and Jefferies & Company, Inc. is acting as co-manager. The selling shareholder has granted the underwriters a 30-day option to purchase up to 330,000 additional shares of common stock to cover over-allotments, if any.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state or jurisdiction.

A copy of the prospectus, when available, may be obtained by calling JMP Securities at (415) 835-8900 or by writing to JMP Securities LLC, One Embarcadero Center, Suite 2100, San Francisco, CA 94111 or Jefferies & Company, Inc., 520 Madison Avenue, 12th Floor, New York, NY 10022.

United PanAm Financial Corp., a specialty finance company, acquires retail automobile installment sales contracts as well as consumer and commercial insurance premium loans for investment.

Any statements set forth above that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act (“SLRA”) of 1995, including statements concerning the company’s operating results, level of allowance for loan losses, strategies, plans, objectives and intentions. Such statements are subject to a variety of estimates, risks and uncertainties, known and unknown, which may cause the company’s actual results to differ materially from those anticipated in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, such factors as limited operating history, the impaired or limited credit history of the company’s borrowers, the availability of additional financing, the concentration of the Bank’s business in California, rapid growth of the company’s businesses, the reliance on the company’s systems and controls and key employees, fluctuations in market rates of interest, general economic conditions, the effects of accounting changes and other risks, certain of which are detailed from time to time in the company’s filings with the United States Securities and Exchange Commission.